Exhibit 99.1

SeaStar Medical Strengthens Board of Directors and Transitions to Commercial-Stage Company

DENVER (June x, 2024) – SeaStarMedical Holding Corporation (Nasdaq: ICU) (SeaStar Medical) announces that three new members have joined its Board of Directors. Two new directors, Jennifer A. Baird and Bernadette N. Vincent, were elected at the Company’s 2024 Annual Meeting of Stockholders held on June 4, and John Neuman was appointed to the Board on June 5. Former directors Bruce Rodgers and Richard Russell did not stand for reelection at the 2024 Annual Meeting, and Andres Lobo announced his retirement from Dow Chemical, resulting in his departure from the SeaStar Medical Board.

“We are delighted to add three outstanding professionals in Jennifer, Bernadette and John to our Board,” said Rick Barnett, SeaStar Medical’s Chairman. “Our new Directors bring significant leadership, financial and formidable industry experience that will be highly valuable as SeaStar Medical continues its transition to a commercial-stage company. We look forward to their contributions. On behalf of the Board, I’d like to express our appreciation for the services provided by Andres, Bruce and Richard.”

Ms. Baird serves as the Executive Chair of Culturewell, Co., an organization that delivers actionable insight for healthcare infection prevention through environmental sampling testing and germ risk assessments. She previously was CEO and Director of the medical device software company Fifth Eye Inc. and CEO and Director of the renewable energy technology company Accio Energy, Inc. Prior to that, Ms. Baird co-founded and served as CEO and Director at the healthcare-based companies Accuri Cytometers, Inc. (acquired by Becton Dickinson) and Sonetics Ultrasound, Inc. She serves as a Director for the non-profit Hope Clinic and advisor for the Michigan Founders Fund. Ms. Baird holds a BA in organizational psychology/leadership from the University of Michigan and an MBA from the Kellogg Graduate School of Management at Northwestern University.

Ms. Vincent most recently held executive roles including President, Chief Operating Officer and Chief Field Operations Officer and was a Director at Satellite Healthcare Inc., a national non-profit kidney care company. She served on the Quality, Safety & Patient Experience and the Government & Compensation Executive & Strategy committees. Prior to that, Ms. Vincent was Chief Operating Officer for Mednax, Inc., a provider of multi-specialty physician and health system services and held various leadership positions with Fresenius Medical Care North America, including Group Vice President and Vice President of Operations. Ms. Vincent is a Director for the National Kidney Foundation, California & Pacific Northwest Chapter and was Founder-Board member for the Laureate Academy Charter School. She holds a BS in nursing from Dillard University and an MBA from Pepperdine University.

Mr. Neuman retired from The Dow Chemical Company in 2023 following 30 years of service, most recently as Vice President of Global Financial Accounting. In this position, he directed a team of approximately 350 professionals with responsibilities for financial accounting and reporting for a global network of more than 400 legal entities, including SEC filings. His tenure at Dow included finance integration and reporting responsibilities for several transactions, including the Rohm & Haas and Dow Corning acquisitions, and the Dow/DuPont merger. Prior to joining Dow, Mr. Neuman was an audit manager for Deloitte & Touche LLP. He holds a degree in accounting from Michigan State University, is a member of the Michigan State University External Advisory Board for the Department of Accounting and Information Systems and is a Certified Public Accountant (inactive).

About SeaStar Medical

SeaStar Medical is a commercial-stage medical technology company that is redefining how extracorporeal therapies may reduce the consequences of excessive inflammation on vital organs. SeaStar Medical’s novel technologies rely on science and innovation to provide life-saving solutions to critically ill patients. The Company is developing and commercializing cell-directed extracorporeal therapies that target the effector cells that drive systemic inflammation, causing direct tissue damage and secreting a range of pro-inflammatory cytokines that initiate and propagate imbalanced immune responses. For more information visit www.seastarmedical.com or visit us on LinkedIn or X.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1955. These forward-looking statements include, without limitation, SeaStar Medical’s expectations with respect to the ability to successfully commercialize SCD products and contribution by board members. Words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside SeaStar Medical’s control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results include, but are not limited to: (i) the risk that SeaStar Medical may not be able to obtain regulatory approval of its SCD product candidates; (ii) the risk that SeaStar Medical may not be able to raise sufficient capital to fund its operations, including current or future clinical trials; (iii) the risk that SeaStar Medical and its current and future collaborators are unable to successfully develop and commercialize its products or services, or experience significant delays in doing so, including failure to achieve approval of its products by applicable federal and state regulators, (iv) the risk that SeaStar Medical may never achieve or sustain profitability; (v) the risk that SeaStar Medical may not be able to access funding under existing agreements; (vi) the risk that third-parties suppliers and manufacturers are not able to fully and timely meet their obligations, (vii) the risk of product liability or regulatory lawsuits or proceedings relating to SeaStar Medical’s products and services, (viii) the risk that SeaStar Medical is unable to secure or protect its intellectual property, and (ix) other risks and uncertainties indicated from time to time in SeaStar Medical’s Annual Report on Form 10-K, including those under the “Risk Factors” section therein and in SeaStar Medical’s other filings with the SEC. The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and SeaStar Medical assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

SeaStar Medical Contact:

LHA Investor Relations

Jody Cain

(310) 691-7100

Jcain@lhai.com

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